Exhibit 99.2
Filed by Starz pursuant to Rule 425 under the
Securities Act of 1933 and deemed filed pursuant to Rule 14a-6(b) of the
Securities Exchange Act of 1934
Subject Company: Starz
Commission File No.: 001-35294

Excerpts from the Earnings Release
Highlights include:

·	Reached $4.4 billion cash and stock deal to merge with Lions Gate
. . .
"We were excited to announce the planned merger with Lions Gate, which will enable the combined company to capitalize on content opportunities across multiple platforms. As we move forward, we are confident in the prospects for Starz and believe that we can be even stronger in combination with Lions Gate."
. . .
Under the merger agreement with Lions Gate, Starz is prohibited from repurchasing its common stock. Accordingly, there will be no repurchases of common stock through the closing of the merger.

Excerpts from the Earnings Call

Christopher P. Albrecht, Chief Executive Officer, President, Director and Member of Executive Committee of Starz
I’ll start by highlighting the agreement we recently entered into with Lions Gate. We believe this transaction is a transformative moment for our company and an excellent deal for our stockholders for a number of reasons. I’ll highlight a few them. Financially, this delivers real value for Starz’ shareholders offering a significant premium to Starz at the time of the announcement. We also expect substantial synergy opportunities to drive incremental value for shareholders. Strategically, Lions Gate is a very well-regarded producer of content, and together with Starz, we will form the largest independent film and television company in the world. We will have real opportunities to extend globally the reach of that content across multiple distribution platforms.
Operationally, Starz will maintain its separate identity and continue to build on the great brand equity created with our growing subscriber fan base. Our strategy remains intact, and we’ll continue to make progress against our stated target of 80 to 90 episodes of compelling and diverse original programming per year.
In addition, I have tremendous respect for the leadership of Lions Gate and the enthusiasm they have for this acquisition. Jon Feltheimer, Michael Burns and their team have built the first major Hollywood studio in decades. We have similar entrepreneurial cultures and a shared vision of the future of the entertainment industry, which we will believe -- which we believe will create very attractive opportunities for our combined company.
. . .

Scott D. Macdonald, Chief Financial Officer, Executive Vice President and Treasurer of Starz
The transaction with Lions Gate is not anticipated to have an impact on our total programming expense per year.
. . .
In future quarters, we will not be buying back our common stock as we are prohibited from such purchases under the Lions Gate merger agreement.
. . .
Question & Answer
Ryan Fiftal, Morgan Stanley, Research Division
Congratulations to you and the team on completing the deal. 2 questions, if I can. So first, maybe going back to the strategic merits of the deal. Chris, can you elaborate, maybe elaborate a little more on why you think the combination makes Starz a stronger network? And maybe what are the things that you’re excited about that you can do as a combined entity that you really couldn’t do as a stand-alone?
Christopher P. Albrecht, Chief Executive Officer, President, Director and Member of Executive Committee
Sure. I mean, one of the things that kind of baffles me is how many people don’t get it. Look, I mean, I could make a long, long list of benefits that accrue to both companies in this transaction, starting with the fact that there’s going to be a great team in the CEO suite, starting with Jon Feltheimer and Michael. And I’m joining there. I’m in for the long run, I’m excited about this. I look forward to creating a partnership with John. I look forward to putting together these 2 companies that are at exciting points. Just in a very simple basic way of thinking, we’re in the content IP creation business and the distributing and monetization of those rights that come along with that IP. Well, first of all, we’re going to be a magnet for talent. I mean, the size and the experience and the relationships and the know-how, the track record, we’re going to have the financial wherewithal to do many more things that we’ve done before. The merged company is just going to be able to far more effectively attract content. And honestly, the Lions Gate guys, together with the library they have, are going to do a better job of monetizing that content than we are able to do as a standalone company. That’s pretty important. Lions Gate’s also going to be a perfect partner for shows that may need partners, and we won’t need to look elsewhere. It’s going to allow us to better manage things in a more effective way, and I think that’s important. They’re also going to be strong partners in building exciting new domestic and international digital businesses, which can capitalize on what I think will be the volume of content creation and deep library stuff that’s available. But I also look at it -- it’s like a show. I mean, start with a great idea, which is combining these companies. You got great executive producers, which are the people that I just mentioned. You put a great staff in the room and then you go about and do your work. And aside from putting together what I think will be a really successful enterprise, there are so many things that not only are we thinking about and putting down on pages and things that you’ll read about when this S-4 gets filed, but there’s also the kind of -- I use this word because I really believe it happens in our business. The kind of magic that gets created when you just put a lot of smart people in a room with a good business model and the means and the wherewithal to execute. So I’m looking forward to the S-4 getting filed. It’s a joint filing. Scott says we’re not going to talk about it now, and that’s going to explain a lot of things. But boy, there are so many things that we are going to be able to do together. This -- if we didn’t believe in the company, we were doing pretty well on our own. If we didn’t believe that this combination was going to make us much stronger, I guarantee you the management and the board of this company would not have made this transaction. So no doubt that this is just the beginning of something terrific.

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Forward Looking Statements
The foregoing press release and transcript excerpts include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed transaction with Lions Gate, statements about the anticipated synergies and benefits of the proposed transaction, business strategies, market potential, future financial prospects, new service and product launches including original content programming, new packaging and new distribution platforms for our programming, subscriber growth, international distribution opportunities, the suspension of our stock repurchase plan and other matters that are not historical fact. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, market acceptance of new products or services, the timely launch of our original programming, ongoing relationships with our distributors, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Starz, changes in law, and the ability to enter into transactions for international expansion, and satisfaction of conditions to the proposed transaction with Lions Gate. These forward-looking statements speak only as of the date of this press release, and Starz expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Starz’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Starz, including the most recent Forms 10-K and 10-Q, for additional information about Starz and about the risks and uncertainties related to Starz’s business which may affect the statements made in this press release.
Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, a Registration Statement on Form S-4 that includes a Joint Proxy Statement of Lions Gate and Starz and a Prospectus of Lions Gate has been filed with the SEC, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving Lions Gate and Starz will be submitted to Starz’s stockholders and Lions Gate’s stockholders for their consideration. Stockholders of Lions Gate and stockholders of Starz are urged to read the registration statement and the joint proxy statement/prospectus regarding the transaction (a preliminary filing of which has been made with the SEC) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Lions Gate and Starz, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to James Marsh, Senior Vice President of Lions Gate Investor Relations, 2700 Colorado Avenue, Santa Monica, California, 90404, or at (310) 255-3651, or to Starz, 8900 Liberty Circle, Englewood, Colorado 80112, or at (855) 807-2929.
Participants in a Solicitation
Lions Gate, Starz and certain of their respective directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Lions Gate’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on July 28, 2016, and certain of its Current Reports on Form 8-K. Information regarding Starz’s directors and executive officers is available in its definitive proxy statement, which was filed with SEC on

April 29, 2016, and certain of its Current Reports on Form 8-K. For other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, see the joint proxy statement/ prospectus (a preliminary filing of which has been made with the SEC).
Free copies of this document may be obtained as described in the preceding paragraph.